Exhibit 99.1

enabling tomorrow’s technologies™
355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | info@cvdequipment.com

CVD Equipment Corporation Reports Fourth Quarter and

Fiscal Year 2025 Results

Entered Into Definitive Agreement for the Sale of its SDC Division

in First Quarter of 2026 as Previously Announced

CENTRAL ISLIP, N.Y., (Business Wire) – March 30, 2026 – CVD Equipment Corporation (NASDAQ: CVV) (the “Company”) today reported financial results for the fourth quarter and fiscal year ended December 31, 2025.

Fourth Quarter 2025 Performance

●	Orders: $3.5 million, driven primarily by demand in our SDC business division for gas delivery equipment and the receipt of orders for two PVT 150 units from Stony Brook University in support of their new semiconductor research center “onsemi Research Center for Wide Bandgap Materials”.

●	Revenue: $5.0 million, down 33.1% year over year, primarily reflecting lower CVD system revenue in the quarter.

●	Backlog: $6.6 million at December 31, 2025, compared with $8.0 million at September 30, 2025.

●	Gross margin: 22.1% versus 26.4% in the prior year quarter, primarily due to lower CVD system revenue.

●	Other charges and income: $0.2 million impairment charge in the current year quarter, compared with other income of $0.1 million in the prior year quarter.

●	Net loss: ($1.3 million), or ($0.18) per basic and diluted share, compared with net income of $0.1 million, or $0.02 per basic and diluted share, in the prior year quarter.

●	As previously announced, the Company implemented a workforce reduction within the CVD Equipment division during the fourth quarter that is expected to reduce annual operating costs by approximately $1.8 million in fiscal 2026.

●	The Company also implemented an updated sales strategy for the CVD Equipment business, leveraging distributors and external sales representatives to complement internal sales resources.

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Fiscal Year 2025 Performance

●	Orders: $13.0 million, driven primarily by demand in our SDC business division for gas delivery equipment and orders for spare parts and service for our CVD Equipment division.

●	Revenue: $25.8 million, down 4.1% year over year, primarily reflecting lower SDC revenue and lower MesoScribe revenue following the cessation of its operations in 2024.

●	Gross margin: 28.3% versus 22.5% in the prior fiscal year, a $1.6 million charge for excess and obsolete inventory was recorded in the prior fiscal year.

●	Net loss: ($1.6 million), or ($0.23) per basic and diluted share, compared with a net loss of ($1.9 million), or ($0.28) per basic and diluted share, in fiscal year 2024.

●	Cash and cash equivalents: $8.7 million as of December 31, 2025, compared with $12.6 million as of December 31, 2024.

Manny Lakios, President and CEO of CVD Equipment Corporation, commented, “Our bookings continued to be pressured by several factors, including softer demand for products in our CVD Equipment division, tariff-related uncertainty, reduced U.S. government funding for universities, and a slower pace of adoption of our solutions in certain end markets. We continue to monitor customer demand, the general uncertainty of the geopolitical environment and potential tariff impacts and are planning accordingly.”

Lakios added, “We remain focused on delivering solutions across our key target markets—aerospace and defense, industrial applications including silicon carbide (SiC) on graphite, and SiC for use in high-power electronics and other emerging applications.”

Divestiture of SDC Division

On March 24, 2026, the Company announced that it entered into a definitive agreement under which the Company’s SDC business division will become part of the Atlas Copco Group. The purchase price amounts to approximately $16.9 million in cash, subject to certain purchase price adjustments.

The transaction is expected to close during the second quarter of 2026, subject to customary closing conditions being satisfied. The Company expects to use the proceeds to enhance financial flexibility and support initiatives aimed at creating shareholder value.

Manny Lakios stated, “This transaction, which is aligned with our previously announced decision to pursue strategic alternatives for our company, will allow us to focus on our core CVD Equipment business located in Central Islip, New York. The divestiture will strengthen our balance sheet and provide additional financial flexibility as we continue evaluating opportunities for the CVD Equipment business, its product lines, and our two facilities. Our goal remains maximizing value for our shareholders.”

The Company expects to use the proceeds from the transaction to enhance financial flexibility and support initiatives aimed at creating shareholder value. The net cash proceeds after payment of transaction expenses and taxes are approximately $15.0 million, of which $900,000 will be held in escrow to cover post-closing adjustments and indemnification obligations under the agreement.

In addition, CVD will retain ownership of its Saugerties, New York facility, which will be leased to the acquiring company for an initial term of two years following the closing of the transaction.

www.cvdequipment.com | www.firstnano.com

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Conference Call

A conference call reviewing these results has been scheduled for today, March 30, 2026 starting at 5:00 PM ET. To join the call, dial 1-877-407-2991 or 1-201-389-0925. A live and archived webcast of the call will also be available on the company’s website at www.cvdequipment.com/events. The archived webcast will be available approximately two hours following the end of the conference call. A telephone replay will be available for 7 days. To access the replay, dial 1-877-660-6853 or 1-201-612-7415. The replay passcode is 13759402.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, thermal processing, physical vapor transport, gas and chemical delivery control systems, and other equipment and process solutions used to develop and manufacture materials and coatings for industrial applications and research. Our products are used in production environments as well as research and development centers, both academic and corporate. Major target markets include aerospace & defense (ceramic matrix composites), silicon carbide (SiC) high-power electronics, electric vehicle (EV) battery materials (carbon nanotubes, graphene and silicon nanowires), and industrial applications. Through its application laboratory, the Company allows customers the option to bring their process tools to our laboratory and to work collaboratively with our scientists and engineers to optimize process performance.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, the success of CVD Equipment Corporation’s growth and sales strategies, uncertainty as to our ability to execute on our transformation strategy, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements, competition in our existing and potential future product lines of business, including our aerospace equipment and PVT systems; our ability to obtain financing on acceptable terms if and when needed; uncertainty as to our ability to develop new products for growth markets; uncertainty as to our future profitability; uncertainty as to any future expansion of the Company; uncertainty as to our ability to adequately obtain raw materials and components from foreign markets in light of geopolitical developments; and other risks and uncertainties that are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligations to update or supplement any forward-looking statements whether as a result of new information, future events.

CVD Equipment Corporation Contact:

Richard Catalano, Executive Vice President & CFO

Phone: (631) 981-7081

Email: investorrelations@cvdequipment.com

www.cvdequipment.com | www.firstnano.com

enabling tomorrow’s technologies™

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data – unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue	$4,950	$7,414	$25,786	$26,876
Cost of revenue	3,852	5,453	18,498	20,825
Gross profit	1,098	1,961	7,288	6,051
Operating expenses
Research and development	725	572	2,786	2,627
Selling	346	388	1,443	1,656
General and administrative	1,211	1,058	4,806	4,901
Impairment charges	163	-	163	-
Gains on sales of equipment	-	(92)	-	(717)
Total operating expenses, net	2,445	1,926	9,198	8,467
Operating income (loss)	(1,347)	35	(1,910)	(2,416)
Net income (loss)	$(1,268)	$132	$(1,585)	$(1,898)
Basic and diluted income (loss) per share	$(0.18)	$0.02	$(0.23)	$(0.28)

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands - Unaudited)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$8,734	$12,598
Accounts receivable, net	2,314	2,149
Contract assets	3,391	2,226
Inventories	1,568	2,115
Assets held for sale	510	-
Other current assets	367	898
Total current assets	16,884	19,986
Property, plant and equipment, net	10,573	11,699
Other assets	52	1
Total assets	$27,509	$31,686

Liabilities and Stockholders’ Equity
Current liabilities	$2,784	$6,137
Long-term debt, net of current portion	-	181
Total stockholders’ equity	24,725	25,368
Total liabilities and stockholders’ equity	$27,509	$31,686

This earnings release should be read in conjunction with the Company’s filings with the SEC, including the Annual Report on Form 10-K for 2025, available at www.sec.gov and on the Company’s website.